Execution Version
$1,300,000,000 REVOLVING CREDIT AGREEMENT
Dated as of March 4, 2008
among
ANADARKO PETROLEUM CORPORATION,
As a Borrower and Guarantor,
WESTERN GAS PARTNERS, LP,
As an Additional Borrower,
JPMORGAN CHASE BANK, N.A.
As Administrative Agent,
THE ROYAL BANK OF SCOTLAND, PLC,
BNP PARIBAS,
BANK OF AMERICA, N.A.
BMO CAPITAL MARKETS FINANCING, INC.
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
As Co-Syndication Agents,
and
THE LENDERS SIGNATORY HERETO
ARRANGED BY J.P. MORGAN SECURITIES INC.,
Sole Lead Arranger

(i)

(ii)

		Page
Section 9.12	Confidentiality	56
Section 9.13	Termination and Substitution of Lender	57
Section 9.14	USA Patriot Act Notice	58

	ARTICLE X
	GUARANTY

Section 10.01	The Guaranty	58
Section 10.02	Subrogation	59

Schedules and Exhibits:

Annex I	(List of Commitments)
Schedule I	(Pricing Schedule)
Schedule II	(Significant Subsidiaries)
Schedule III	(Existing Letters of Credit)
Schedule IV	(Swingline Loan Rate Calculation)
Schedule V	(LC Issuance Limit)

Exhibit A	(Form of Note)
Exhibit B	(Assignment and Assumption)
Exhibit C	(Form of Commitment Increase)

(iii)

     This REVOLVING CREDIT AGREEMENT is made as of March 4, 2008 (the “Effective Date”), by and among ANADARKO PETROLEUM CORPORATION, a corporation organized under the laws of the State of Delaware (“Anadarko” or a “Borrower,” and, in its capacity as guarantor of the Additional Borrower, the “Guarantor“), WESTERN GAS PARTNERS, LP, a limited partnership organized under the laws of the State of Delaware (a “Borrower” and the “Additional Borrower”), JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent (herein, together with its successors in such capacity, the “Administrative Agent”), THE ROYAL BANK OF SCOTLAND, PLC, BNP PARIBAS, BANK OF AMERICA, N.A., BMO CAPITAL MARKETS FINANCING, INC. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as co-syndication agents (herein, the “Syndication Agents”), and each of the Lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 9.04 (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”).
     In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Defined Terms. As used in this Agreement, and unless the context otherwise requires, the following terms shall have the meanings set out respectively after each:
     “Additional Borrower” — Western Gas Partners, LP, a limited partnership organized under the laws of the State of Delaware.
     “Additional Borrower GP” — Western Gas Holdings, LLC, a Delaware limited liability company.
     “Administrative Agent” — as defined in the preamble hereof.
     “Administrative Questionnaire” — an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Loans” — as defined in Section 2.18.
     “Affiliate” — with respect to any Person, another Person that directly or indirectly (through one or more intermediaries) Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” — each of the Administrative Agent and the Syndication Agents.
     “Agreement” — this Revolving Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.
     “Alternate Base Rate” — the Federal Funds Effective Rate from time to time, plus one half percent (0.5%). The Alternate Base Rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors.

     “Alternate Base Rate Loans” — Revolving Loans hereunder at all times when they bear interest at a rate based upon the Alternate Base Rate.
     “Anadarko” — Anadarko Petroleum Corporation, a corporation organized under the laws of the State of Delaware.
     “Applicable Borrower” — (a) with respect to a Loan or Borrowing made or a Letter of Credit issued at the request of Anadarko, Anadarko and (b) with respect to a Loan or Borrowing made or a Letter of Credit issued at the request of the Additional Borrower, the Additional Borrower.
     “Applicable Percentage” — with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments of all Lenders have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s percentage of outstanding Revolving Loans and LC Exposure.
     “Assignment and Assumption” — an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.
     “Attributable Debt” — any particular sale and leaseback transaction under which the Borrower or any Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined (a) in the case of any such transaction involving a capital lease, the amount on such date capitalized thereunder, or (b) in the case of any other sale and leaseback transaction, the then present value of the minimum rental obligations under such sale and leaseback transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the respective rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate of ten percent (10%) per annum. The amount of any rental payment required to be made under any such sale and leaseback transaction not involving a capital lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges.
     “Bankruptcy Laws” — Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction as amended from time to time.
     “Borrower” — individually and collectively, as appropriate, Anadarko or the Additional Borrower. The term “Borrowers” means Anadarko and the Additional Borrower, collectively.
     “Borrowing” — (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
     “Borrowing Date” — each Business Day specified in a notice pursuant to Section 2.03 as a date on which a Borrower requests (or is deemed to have requested) the Lenders to make Loans.

     “Borrowing Request” — a request by a Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” — any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Change of Control” — (a) the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Commission) of 50% or more of the outstanding shares of voting stock of Anadarko, unless the Board of Directors of Anadarko shall have publicly announced its support for such acquisition, or (b) a majority of the members of the Board of Directors of Anadarko on any date shall not have been (i) members of the Board of Directors of Anadarko on the date twelve (12) months prior to such date or (ii) approved by Persons who constitute at least a majority of the members of the Board of Directors of Anadarko as constituted on the date 12 months prior to such date, (c) Anadarko shall cease to own, directly or indirectly, 51% of the voting ownership interest of the Additional Borrower GP, or (d) the Additional Borrower GP shall cease to either be or control the sole general partner of the Additional Borrower.
     “CI Lender” — as defined in the definition of “Notice of Commitment Increase.”
     “Code” — the Internal Revenue Code of 1986, as amended from time to time.
     “Consenting Lenders” — as defined in Section 2.20(b)
     “Commission” — the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
     “Commitment” — with respect to each Lender, the total aggregate commitment of such Lender to make Revolving Loans pursuant to Section 2.01 and to acquire participations in Letters of Credit and Swingline Loans pursuant to Section 2.05 and Section 2.23, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased (with such Lender’s consent) from time to time (i) pursuant to Section 2.09 and (ii) pursuant to assignments by or to such Lender pursuant to Section 9.04, (c) reduced or terminated pursuant to Section 9.13, or (d) terminated pursuant to ARTICLE VII; provided that the sum of Revolving Loans and Swingline Loans made to the Additional Borrower pursuant to Section 2.01 or Section 2.23 and outstanding and the undrawn amount of Letters of Credit issued for the benefit of the Additional Borrower pursuant to Section 2.05 shall never exceed $100,000,000 and, subject to any reduction in availability due to the making of such Revolving Loans and Swingline Loans, and the issuance of such Letters of Credit, and the other terms of this Agreement, the entire Commitment shall be available to Anadarko. The initial amount of each Lender’s Commitment is set forth on Annex I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Commitments is $1,300,000,000.
     “Commitment Increase” — as defined in Section 2.09(a).
     “Commitment Increase Effective Date” — as defined in Section 2.09(a).
     “Consolidated Indebtedness” — at any time, the indebtedness of Anadarko and its Subsidiaries, determined on a consolidated basis as of such time in accordance with GAAP, including, subject to clause (y) below, the principal amount of Hybrid Equity Securities to the extent that the principal amount thereof is treated as indebtedness in accordance with GAAP, excluding (x) any indebtedness of Anadarko and its Subsidiaries with respect to which the lenders do not have recourse to Anadarko for the payment of principal and interest, and (y) for purposes of determining the numerator in the capitalization ratio required by Section 5.01 only (and not for purposes of the definition of Total Capital), any Hybrid Equity Securities to the extent that the principal amount thereof is less than or equal to the Hybrid Equity Securities Threshold Amount. As used in this definition, “Hybrid Equity Securities Threshold Amount” at any time means 15% of Total Capital at such time.
     “Consolidated Stockholders’ Equity” — the par or stated value of the stock of Anadarko plus additional paid-in capital plus retained earnings plus Hybrid Equity Securities to the extent that such Hybrid Equity Securities are either (a) treated as additions to consolidated stockholders’ equity in accordance with GAAP or (b) treated as indebtedness in accordance with GAAP (provided that the principal amount of such indebtedness in excess of the Hybrid Equity Securities Threshold Amount shall not be added to Consolidated Stockholders’ Equity), and plus or minus any other credits or debits to stockholders’ equity, all as shown on the consolidated balance sheet of Anadarko and its Subsidiaries prepared in accordance with GAAP.
     “Control” — the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” — LC Exposure, Revolving Credit Exposure, Swingline Exposure, or any thereof.
     “Default” — an event which with the giving of notice or the passage of time, or both, would constitute an Event of Default.
     “Defaulting Lender” — any Lender that shall (a) fail to make any Loan required to be made by it hereunder, (b) state in writing that it will not make, or that it has disaffirmed or repudiated its obligation to make, any Loan required to be made by it hereunder, or (c) assign or transfer all or a part of its rights hereunder without the prior written consent of Anadarko, unless such assignment or transfer is made without the consent of Anadarko pursuant to Section 9.04(b)(i)(A).
     “Domestic Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Effective Date” — as defined in the preamble.
     “ERISA” — the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” — any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” — (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Anadarko or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by Anadarko or any ERISA Affiliate from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by Anadarko or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by Anadarko or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Anadarko or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability under Section 4202 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Eurodollar Loan” — Loans denominated in Dollars that bear interest at a rate based upon the LIBO Rate.
     “Eurodollar Loans” — Loans that bear interest at a rate based upon the LIBO Rate.
     “Eurodollar Margin” — a rate per annum determined in accordance with the Pricing Schedule.
     “Event of Default” — any of the events of default set forth in ARTICLE VII.
     “Excess Commitment” — as defined in Section 9.13.

     “Excluded Taxes” — with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States, or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender, any withholding tax that is imposed in respect of amounts payable by the Borrower by the United States of America or by any other jurisdiction in which such Lender is organized, has its principal office or its applicable lending office on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(e).
     “Existing Credit Agreement” — the $750,000,000 Revolving Credit Agreement dated as of September 1, 2004, among the Borrowers, the lenders party thereto, and the agents referred to therein, as amended and supplemented prior to the Effective Date.
     “Existing Credit Facilities” — the credit facilities governed by the Existing Credit Agreement.
     “Existing Letters of Credit” — the letters of credit issued for the account of the Borrowers under the Existing Credit Agreement and listed on Schedule III hereto.
     “Extension Effective Date” — as defined in Section 2.20(b).
     “Facility Fee” — as defined in Section 2.04(a)
     “Facility Fee Rate” — a rate per annum determined daily in accordance with the Pricing Schedule.
     “Facility Maturity Date” — at any time, the latest Maturity Date applicable to any Lender at such time, whether or not the Maturity Date of any other Lender is an earlier date at such time.
     “Federal Funds Effective Rate” — for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight US Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” — the chief financial officer, principal accounting officer, treasurer or controller of a Borrower or any other officer or employee that any of the foregoing may, in accordance with such Borrower’s customary business practices, designate to act as a Financial Officer by notice to the Administrative Agent in accordance with this Agreement.
     “Foreign Lender” — any Lender that is organized under the laws of a jurisdiction other than that in which Anadarko is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” — generally accepted accounting principles in the United States of America, as in effect from time to time.
     “Governmental Authority” — the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guaranteed Obligations” — as defined in Section 10.01(a).
     “Guarantor” — as defined in the preamble hereof.
     “Guaranty” — the guaranty by Anadarko contained in ARTICLE X.
     “Hybrid Equity Securities” — on any date (the “determination date”), any securities issued by either Borrower or any Subsidiary or a financing vehicle of either Borrower or any Subsidiary, other than common stock, that meet the following criteria: (a)(i) the Borrower demonstrates that such securities were classified, at the time they were issued, as possessing a minimum of “intermediate equity content” by S&P or “Basket C equity credit” or “Basket D equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (ii) on such determination date, such securities are classified as possessing “intermediate equity content” by S&P or “Basket C equity credit” or “Basket D equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of all obligations of the Borrowers under this Agreement. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.
     “Indebtedness” — any indebtedness which (a) is for money borrowed, (b) represents the deferred purchase price of property or assets purchased, except trade accounts payable in the ordinary course of business, (c) is in respect of a capitalized lease, an advance payment or production payment (other than in respect of advance payments or production payments received in the ordinary course of business for hydrocarbons which must be delivered within 18 months after the date of such payment) or (d) is in respect of a guarantee of any of the foregoing obligations of another Person.
     “Indemnitee” — has the meaning specified in Section 9.03(b).
     “Indemnified Taxes” — Taxes other than Excluded Taxes.

     “Index Debt” — as defined in Schedule I.
     “Information” — as defined in Section 9.12.
     “Information Memorandum” — the Confidential Information Memorandum dated February 2008 relating to the Borrower and the Transactions.
     “Interest Election Request” — as defined in Section 2.10(c).
     “Interest Payment Date” — (a) as to any Alternate Base Rate Loan (other than the Swingline Loans and except as provided in Section 2.18), the end of any calendar quarter with respect thereto and, as to any Lender, the Maturity Date for such Lender, (b) as to any Eurodollar Loan (other than the Swingline Loans), the last day of the Interest Period with respect thereto, and, for Interest Periods longer than 3 months, each date which is 3 months, or a whole multiple thereof, from the first day of such Interest Period and (c) as to any Swingline Loan, the day such Swingline Loan is paid.
     “Interest Period” — with respect to any Eurodollar Loan, (i) initially, the period commencing on the Borrowing Date or continuation date, as the case may be, with respect to such Eurodollar Loan and ending 2 weeks or 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 9 or 12 months thereafter, as selected by the Applicable Borrower in its Borrowing Request or Interest Election Request, as the case may be, given with respect thereto, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending 2 weeks or 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 9 or 12 months thereafter, as selected by the Applicable Borrower by irrevocable notice to the Administrative Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) any Interest Period (other than a 2 week Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
     “Issuing Bank” — any of JPMorgan Chase Bank, N.A., BNP Paribas and Bank of America, N.A. and any other Lender reasonably acceptable to the Administrative Agent. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit requested by the Applicable Borrower in accordance with this Agreement to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “LC Disbursement” — a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
     “LC Exposure” — at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of either Borrower at such time, plus (b) the aggregate amount of all LC Disbursements that either Borrower is obligated to reimburse (other than pursuant to the Guaranty) but which have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be equal to its Applicable Percentage of the total LC Exposure at such time.
     “LC Fees” — as defined in Section 2.04(c).
     “LC Issuance Limit” means, for any Issuing Bank, the maximum aggregate amount specified for such Issuing Bank on Schedule V.
     “Lender” — as defined in the preamble hereof. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.
     “Letter of Credit” — (a) each of the Existing Letters of Credit, and (b) any letter of credit issued after the Effective Date pursuant to this Agreement.
     “LIBO Rate” — with respect to any Eurodollar Borrowing for any Interest Period, the rate reported by Bloomberg L.P. in its index of rates (or any successor to or substitute for such index, providing rate quotations comparable to those currently provided on such page of such index, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which US Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Loan” — the Revolving Loans made by the Lenders to the Applicable Borrower pursuant to this Agreement. Unless the context otherwise requires, the term “Loan” includes a Swingline Loan.
     “Loan Document(s)” — this Agreement (including the Guaranty), any Notes and each and every other agreement executed in connection with this Agreement.
     “Majority Lenders” — at any time, Lenders holding at least 51% of the then aggregate outstanding amount of the Revolving Loans and LC Exposure held by the Lenders or, if no such principal amount is then outstanding, the Lenders having at least 51% of the Commitments.
     “Material Adverse Change” — any change occurring since December 31, 2007, in the consolidated financial position or results of operations of Anadarko and its Subsidiaries taken as a whole that has had or could reasonably be expected to have the effect of preventing Anadarko from carrying on its business or from meeting its current and anticipated obligations on a timely basis.

     “Maturity Date” — as to any Lender, the later of (a) March 4, 2013, and (b) if maturity of the Loans is extended pursuant to Section 2.20 as to such Lender, such extended maturity date as determined pursuant to Section 2.20, it being understood and agreed that any such maturity shall not be deemed extended for any Lender that has not consented to such extension).
     “Moody’s” — Moody’s Investors Service, Inc.
     “Multiemployer Plan” — a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.
     “New Funds Amount” —the amount equal to the product of a CI Lender’s Commitment represented as a percentage of the aggregate total Commitments after giving effect to the Commitment Increase times the aggregate principal amount of the outstanding Revolving Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Revolving Loans as a result of any Revolving Borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date).
     “Note” — any promissory note of a Borrower payable to the order of a Lender in substantially the form attached hereto as Exhibit A.
     “Notice of Default” — as defined in Section 8.10.
     “Notice of Commitment Increase” — a notice in the form of Exhibit C specifying (x) the proposed effective date of a Commitment Increase; (y) the amount of the requested Commitment Increase; (z) the amount of such Commitment Increase agreed to by each then existing Lender and evidence of such agreement reasonably satisfactory to the Administrative Agent, such Lender and Anadarko; (xx) the identity of each financial institution not already a Lender, which has agreed with Anadarko to become a Lender to effect such Commitment Increase (each such financial institution shall be reasonably acceptable to the Administrative Agent and each such financial institution being a “CI Lender”), accompanied by evidence reasonably satisfactory to the Administrative Agent, such CI Lender and Anadarko of such CI Lender’s agreement thereto and its joinder to this Agreement; and (yy) the amount of the respective Commitments of the then existing Lenders and any such CI Lenders from and after the Commitment Increase Effective Date.
     “Other Taxes” — any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, other than income, franchise and similar taxes and Excluded Taxes.
     “Participant” — as defined in Section 9.04(c)(i).
     “Plan” — any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by Anadarko, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by Anadarko, a Subsidiary or an ERISA Affiliate.

     “Person” — any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Pricing Schedule” — the schedule attached hereto as Schedule I and identified as such.
     “Principal Amount” —the outstanding principal amount of any Loan.
     “Principal Property” — as defined in the Public Indenture.
     “Public Indenture” — the Indenture, dated as of September 19, 2006, between Anadarko and The Bank of New York, as Trustee.
     “Reducing Percentage Lender” — each then existing Lender immediately prior to giving effect to a Commitment Increase, which Lender shall not increase its respective Commitment in connection with such Commitment Increase (with the result that the relative percentage of the aggregate total Commitments of such Lender shall be reduced after giving effect to such Commitment Increase).
     “Reduction Amount” — the amount by which a Reducing Percentage Lender’s outstanding Revolving Loans decrease as a result of a Commitment Increase on any Commitment Increase Effective Date (without regard to the effect of any Revolving Borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).
     “Register” — as defined in Section 9.04(b)(iv).
     “Related Parties” — with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, advisors and agents of such Person and such Person’s Affiliates.
     “Requesting Borrower” — a Borrower requesting a Loan or the issuance of a Letter of Credit.
     “Revolving Commitment” — with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite such Lender’s name on Annex I hereto, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased from time to time pursuant to (i) Section 2.09 and (ii) assignments by or to such Lender pursuant to Section 9.04, (c) reduced or terminated pursuant to Section 9.13, or (d) terminated pursuant to ARTICLE VII.
     “Revolving Commitment Termination Date” — the earliest of:
(a)	the Facility Maturity Date;

(b)	the date on which the Revolving Commitments are terminated in full or reduced to zero pursuant to Section 2.06; and

     (c) the date on which the Revolving Commitments otherwise are terminated in full and reduced to zero pursuant to ARTICLE VII.
Upon the occurrence of any event described in clause (b) or (c), the Revolving Commitments shall terminate automatically and without any further action.
     “Revolving Credit Exposure” — at any time, the aggregate outstanding principal amount of Revolving Loans made by any Lender at such time.
     “Revolving Loan” — any Loan made by the Lenders pursuant to Section 2.01(a) of this Agreement.
     “Revolving Period” — the period from and including the Effective Date to but excluding the Revolving Commitment Termination Date.
     “S&P” — Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.
     “Significant Subsidiary” – with respect to a Person, the “significant subsidiaries” (as defined in Regulation S-X of the Commission under the Securities and Exchange Act of 1934) of such Person.
     “Subsidiary” — with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, reference in this Agreement to a “Subsidiary” or the “Subsidiaries” refers to a Subsidiary or the Subsidiaries of Anadarko.
     “Swingline Exposure” — at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” — JP Morgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” — a Loan made pursuant to Section 2.23.
     “Syndication Agents” — as defined in the preamble hereof.
     “Taxes” — any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings and interest or penalties in respect thereof imposed by any Governmental Authority.

     “Total Capital” — as defined in Section 5.01.
     “Transactions” — the execution, delivery, and performance by the Borrowers of this Agreement, the borrowing of the Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.
     “Type” — as to any Loan or Borrowing, its nature as an Alternate Base Rate Loan or an Alternate Base Rate Borrowing, a Eurodollar Loan or a Eurodollar Borrowing.
     “US” or “United States” — the United States of America, its fifty states, and the District of Columbia.
     “US Dollars” or “US$” or “$” or “Dollars” — lawful money of the United States of America.
     “USA Patriot Act” — as defined in Section 9.14.
     “Utilization Fee” — as defined in Section 2.04(b).
     “Utilization Fee Rate” — a rate per annum determined daily in accordance with the Pricing Schedule.
     Section 1.02 Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.
     Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in each case in accordance with GAAP as in effect from time to time.
     Section 1.04 Interpretation. The word “including” (and with correlative meaning “include”) means including, without limitation, the generality of any description preceding such term.
ARTICLE II
AMOUNT AND TERMS OF LOANS
     Section 2.01 Loans.
          (a) Subject to the terms and conditions of this Agreement, from time to time during the period from the Effective Date to, but not including, the Revolving Commitment Termination Date, each Lender severally agrees to make Revolving Loans to the Borrowers in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (ii) the sum of the total Credit Exposures of all Lenders exceeding the total Commitments. Within the foregoing limits and, in the case of the Additional Borrower, the limit established by the proviso to the definition of “Commitment,” the Borrowers may use the Commitments by borrowing, repaying and prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) Each Loan shall be made only during the Revolving Period as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (c) Subject to Section 2.17, the Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the respective Borrower. Eurodollar Loans shall be made and maintained by each Lender at either its Eurodollar Lending Office or its Domestic Lending Office, at its option, provided that the exercise of such option shall not affect the obligation of the Applicable Borrower to repay such Loan in accordance with the terms of this Agreement or create or increase any obligation of any Borrower not otherwise arising, or arising in such increased amount, under Section 2.14.
     Section 2.02 Repayment of Loans; Evidence of Debt.
          (a) Each Applicable Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal and accrued interest amount of each Revolving Loan of such Lender on the Maturity Date in respect of such Lender, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans then outstanding; provided further, that all Loans shall be paid on such earlier date upon which the maturity of the Loans shall have been accelerated pursuant to ARTICLE VII.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of a Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) and (c) of this Section 2.02 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it to a Borrower be evidenced by a promissory note. In such event, the Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form attached hereto as Exhibit A. Thereafter, the Loans evidenced by such Note and interest thereon shall, at all times (including after assignment pursuant to Section 9.04), be represented by one or more Notes in such form payable to the order of the payee named therein.
          (f) Each Lender is authorized to and shall endorse the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to the same or another Type, and the date and amount of each payment of principal with respect thereto on the schedule annexed to and constituting a part of its Note from a Borrower. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of each Borrower to repay the unpaid Principal Amount of the Loans made to such Borrower with interest thereon as provided in Section 2.10 or the validity of any payment thereof made by each Borrower. Each Lender shall, at the request of an Applicable Borrower, deliver to such Borrower copies of such Borrower’s Note and the schedules annexed thereto.
     Section 2.03 Procedure for Borrowing. Each Borrower may borrow Loans on any Business Day; provided that such Borrower shall notify the Administrative Agent by telephone of the Borrowing (the “Borrowing Request”) not later than 10:00 a.m., New York City time (a) three (3) Business Days prior to the Borrowing Date, in the case of Eurodollar Loans, and (b) on the Borrowing Date, in the case of Alternate Base Rate Loans. Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Requesting Borrower. Each such telephonic and written Borrowing Request shall specify (i) the amount to be borrowed, (ii) the Borrowing Date, (iii) whether the Borrowing is to consist of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof (in each case stating the amounts and currency requested), (iv) in the case of Eurodollar Loans, the length of the Interest Period(s) therefor, and (v) the location and number of the Requesting Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.12. Each Borrowing shall be in an aggregate principal amount not less than the lesser of (i) $10,000,000 or a whole multiple of $5,000,000 in excess thereof, and (ii) the then unused Commitments available to the Requesting Borrower. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Requesting Borrower in accordance with Section 2.12. The proceeds of each such Borrowing of Revolving Loans will be made available to the Requesting Borrower by the Administrative Agent in accordance with Section 2.12.
     Section 2.04 Facility Fees, Utilization Fees and LC Fees.
          (a) Subject to Section 2.04(d), Anadarko agrees to pay to the Administrative Agent for the account of each Lender a Facility Fee from the Effective Date to, but not including, the Facility Maturity Date or such earlier date upon which the Commitments shall terminate or be reduced to zero as provided herein, computed at the Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) (the “Facility Fee”); provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to, but not including, the date on which such Lender ceases to have any Credit Exposure.
          (b) Subject to Section 2.04(d), Anadarko agrees to pay to the Administrative Agent for the account of each Lender at all times when the aggregate Credit Exposure is greater than or equal to 50% of the availability under the total Commitment a Utilization Fee computed at the Utilization Fee Rate on the daily amount of the Credit Exposure of such Lender (the “Utilization Fee”).
          (c) Each Applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same rate as the Eurodollar Margin on the average daily amount of such Lender’s LC Exposure to such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to any Issuing Bank an issuing fee payable on the date a Letter of Credit is issued for the account of such Borrower, which shall be the normal issuing fee for letters of credit issued by such Issuing Bank, not to be less than the greater of $500 or 0.0125% times the face amount of such Letter of Credit (collectively, the “LC Fees”).
          (d) If any Lender shall become a Defaulting Lender, then, notwithstanding Section 2.04(a) and Section 2.04(b) above and without prejudicing any right or remedy that either Borrower may have with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, no Facility Fee or Utilization Fee shall accrue for the account of such Lender from and after the date upon which such Lender shall have become a Defaulting Lender.
          (e) Facility Fees, Utilization Fees and LC Fees payable to any Lender shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2008, and on the Maturity Date with respect to such Lender or, with respect to Facility Fees, on such earlier date as the Commitments shall terminate or be reduced to zero as provided herein. All accrued Facility Fees, Utilization Fees and LC Fees payable to any Lender which are not paid on or before the Maturity Date with respect to such Lender shall be due and payable on demand.
     Section 2.05 Letters of Credit.
          (a) Subject to the terms and conditions set forth herein (including the separate limitation applicable to the Additional Borrower provided in the definition of “Commitment”), each Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time prior to the Revolving Commitment Termination Date; provided that no Issuing Bank shall be obligated to issue any Letter of Credit that would result in the aggregate undrawn or drawn and unreimbursed amount of Letters of Credit outstanding issued by such Issuing Bank to exceed its LC Issuance Limit. In the event of (i) any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Requesting Borrower to, or entered into by the Requesting Borrower with, an Issuing Bank relating to any Letter of Credit, or (ii) any terms and conditions supplemental to the terms and conditions of this Agreement contained in any such form of letter of credit application or such other agreement, in each case, the terms and conditions of this Agreement shall control and such supplemental terms and conditions shall be ignored.
          (b) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Requesting Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the appropriate Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Requesting Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Requesting Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension and the continuation of an Existing Letter of Credit hereunder by the deemed issuance thereof hereunder (i) the LC Exposure shall not exceed the unused Commitments of all Lenders, (ii) the Credit Exposure shall not exceed the total Commitments, and (iii) the requested Letter of Credit shall not result in the relevant Issuing Bank having outstanding Letters of Credit in an aggregate undrawn or drawn and unreimbursed amount in excess of such Issuing Bank’s LC Issuance Limit; provided that the Issuing Bank shall not issue, amend, renew or extend any Letter of Credit if the Issuing Bank shall have received written notice (which has not been rescinded) from the Administrative Agent or any Lender that any applicable condition precedent to the issuance, amendment, renewal or extension of such Letter of Credit has not been satisfied at the requested time of issuance, amendment, renewal or extension of such Letter of Credit.
          (c) Each Letter of Credit shall be denominated in US Dollars and shall expire at or prior to the close of business on the date selected by the Requesting Borrower, which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is five (5) Business Days prior to the Facility Maturity Date at such time; provided that no Letter of Credit may expire after (x) the Maturity Date of any Lender who did not agree to extend the Facility Maturity Date in accordance with Section 2.20 if, after giving effect to such issuance, the aggregate Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Maturity Date would be less than the aggregate undrawn or drawn and unreimbursed amount of the Letters of Credit expiring after such Maturity Date or (y) the Maturity Date of the Issuing Bank of such Letter of Credit.

          (d) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and the continuation hereunder of each of the Existing Letters of Credit by the deemed issuance thereof hereunder and without any further action on the part of an Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Applicable Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to such Applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Applicable Borrower shall reimburse such LC Disbursement in US Dollars by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that such Applicable Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Applicable Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is not received prior to such time on the day of receipt; provided that, with respect to any such payment owing by the Applicable Borrower prior to the Revolving Commitment Termination Date, such Applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 (or Section 2.23 in the case of a Swingline Loan) that such payment be financed with an Alternate Base Rate Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicable Borrower, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by the Administrative Agent from the Lenders. Promptly following receipt by the Administrative Agent of any payment from an Applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC

Disbursement shall not constitute a Loan and shall not relieve the Applicable Borrower of its obligation to reimburse such LC Disbursement.
          (f) To the extent permitted by law, each Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. To the extent permitted by law, none of the Administrative Agent, the Lenders, or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to an Applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. To the extent permitted by law, the parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Applicable Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

          (h) If an Issuing Bank shall make any LC Disbursement, then, unless the Applicable Borrower shall reimburse such LC Disbursement in full on the date specified in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from and including the date such reimbursement is due pursuant to Section 2.05(e) to but excluding the date that such Applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans; provided that, if an Applicable Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then the provisions of Section 2.10(a) pertaining to interest payable on overdue principal shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Any Issuing Bank may be replaced at any time by written agreement among the Applicable Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) (i) If any Event of Default shall occur and be continuing, on the Business Day that an Applicable Borrower receives notice from Lenders with LC Exposure representing greater than 66 2/3% of the total LC Exposure or, if the maturity of the Loans has been accelerated, from the Administrative Agent or the Majority Lenders, demanding the deposit of cash collateral pursuant to this paragraph, and (ii) on the Business Day that an Applicable Borrower receives notice from either the Administrative Agent acting alone or the Majority Lenders demanding deposit of cash collateral pursuant to Section 2.08(b) (or, if such notice is received on a day other than a Business Day, on the next Business Day following receipt of such notice), the Applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash (in the applicable currency) equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Applicable Borrower described in Section 7.01(g) or Section 7.01(h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in certificates of deposits of the Administrative Agent or securities backed by the full faith and credit of the

United States of America, at the option of the Administrative Agent and at the Applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse each applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Majority Lenders), be applied to satisfy other obligations of such Applicable Borrower under this Agreement. If an Applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Applicable Borrower within two (2) Business Days after all Events of Default have been cured or waived.
          (k) The Existing Letters of Credit shall automatically be deemed to have been issued under this Agreement as of the Effective Date, and except as otherwise indicated herein, the terms and provisions of the Existing Credit Agreement shall thereafter have no force or effect with respect thereto.
     Section 2.06 Reduction or Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Revolving Commitment Termination Date. Anadarko shall have the right, upon not less than two (2) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, reduce the amount of the Commitments; provided, however, that Anadarko shall not terminate or reduce any Commitment if, after giving effect to any concurrent repayment of the Loans in accordance with Section 2.07 and Section 2.08 the total Credit Exposure of the Lenders would exceed the sum of total Commitments. Any reduction shall be accompanied by prepayment of the Loans to the extent, if any, that the total Credit Exposure of the Lenders then outstanding exceeds the sum of the total Commitments as then reduced. Any termination of the Commitments shall be accompanied by prepayment in full of the Loans then outstanding and the payment of any unpaid fees then accrued hereunder. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Any partial reduction shall be in an amount of $5,000,000 or a whole multiple thereof and shall reduce permanently the total amount of the Commitments, together with a corresponding reduction in the aggregate amount of each Lender’s applicable Commitment. The Commitments once terminated or reduced may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Commitments (except for in connection with the termination of this Agreement as to any Lender pursuant to Section 9.13).
     Section 2.07 Optional Prepayments.
          (a) Each Borrower may, at its option, as provided in this Section 2.07, at any time and from time to time prepay the Loans payable by such Borrower, in whole or in part, upon notice to the Administrative Agent (and, in the case of prepayments of Swingline Loans, the Swingline Lender), specifying (i) the date and amount of prepayment, and (ii) the respective amounts to be prepaid in respect of such Loans. Upon receipt of such prepayment notice, the Administrative Agent shall promptly notify each Lender thereof. The payment amount specified in such notice shall be due and payable on the date specified. All prepayments pursuant to this

Section 2.07 shall include accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.22. The Loans shall also be subject to prepayment as provided in Section 2.06, Section 2.08 and Section 9.13.
          (b) Partial optional prepayments pursuant to this Section 2.07 shall be in an aggregate principal amount of $10,000,000 or any whole multiple of $5,000,000 in excess thereof. All prepayments of Loans pursuant to this Section 2.07 shall be without the payment by the Applicable Borrower of any premium or penalty except for amounts payable pursuant to Section 2.22.
     Section 2.08 Mandatory Prepayments.
          (a) If at any time the total Credit Exposures of the Lenders exceeds the sum of the total Commitments, or, in the case of the Additional Borrower, the total Credit Exposures of the Lenders for Loans to, or Letters of Credit issued for the account of, the Additional Borrower exceeds $100,000,000, the Applicable Borrower shall prepay the Loans owing by it to such Lenders in an amount equal to such excess. Each prepayment of Loans pursuant to this Section 2.08 shall be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.22.
          (b) If, after all Loans have been prepaid pursuant to this Section 2.08, any such excess remains as a result of LC Exposure, the Applicable Borrowers shall provide cash collateral to cover any such excess caused by LC Exposure.
          (c) If any event or circumstance shall happen with respect to the Additional Borrower which event would constitute an Event of Default under Section 7.01(g) or Section 7.01(h), in either case, if Additional Borrower were substituted for Anadarko therein (the date on which any such event occurs, the “Additional Borrower Prepayment Trigger Date”), then: (i) the Commitments of the Lenders hereunder to make Revolving Loans and to issue Letters of Credit and of the Swingline Lender to make Swingline Loans to or for the account of the Additional Borrower shall automatically terminate; (ii) all the Loans to the Additional Borrower and any other amounts payable hereunder from the Additional Borrower shall be due and payable on the thirtieth day after the Additional Borrower Prepayment Trigger Date; and (iii) on or before such thirtieth day, Anadarko shall either cause such Loans and other amounts to be paid or pay the amount thereof pursuant to its guaranty thereof set forth in Article X hereof.
     Section 2.09 Commitment Increases.
          (a) So long as no Default or Event of Default has occurred and is continuing, Anadarko may request from time to time, that the aggregate amount of the Lenders’ Commitments be increased (each a “Commitment Increase”) by delivering a Notice of Commitment Increase; provided, however, that:
               (i) no Lender’s Commitment may ever be increased without its prior written consent;

               (ii) any Notice of Commitment Increase must be given no later than three (3) Business Days prior to the Revolving Commitment Termination Date;
               (iii) the effective date of any Commitment Increase (the “Commitment Increase Effective Date”) shall be no earlier than three (3) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase;
               (iv) the amount of any Commitment Increase must be at least $10,000,000; and
               (v) after giving effect to any requested Commitment Increase, the aggregate amount of the Commitments shall not exceed $2,000,000,000.
          (b) On each Commitment Increase Effective Date, so long as no Default or Event of Default has occurred and is continuing, each of the conditions set forth in Section 6.02 are satisfied as of such Commitment Increase Effective Date and no Material Adverse Change shall exist as of such date, each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness:
               (i) the Administrative Agent shall record in the Register each CI Lender’s information, if necessary, as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be completed and delivered by each CI Lender to the Administrative Agent on or before the Commitment Increase Effective Date;
               (ii) the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of the Annex I attached to the Notice of Commitment Increase relating to such Commitment Increase;
               (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement;
               (iv) to the extent there are Revolving Loans outstanding as of such date:
                    (A) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount for the applicable Commitment Increase Effective Date, which amount, for each such CI Lender, shall constitute Revolving Loans made by such CI Lender to the Borrowers pursuant to this Agreement on such Commitment Increase Effective Date; and
                    (B) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount for such Commitment Increase Effective Date, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrowers pursuant to Section 2.07, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Revolving Loans of such Reducing Percentage Lender; and

               (v) To the extent there is any Letter of Credit outstanding as of such Commitment Increase Effective Date, each CI Lender shall be deemed to have acquired, and each Reducing Percentage Lender shall be deemed to transferred, such portions of the existing participations in such Letter of Credit as shall cause the participations therein of all Lenders to be pro rata in accordance with the Applicable Percentages of all Lenders on such Commitment Increase Effective Date (after giving effect to the Commitment Increases of all Lenders).
     Section 2.10 Interest.
          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid Principal Amount thereof at a rate per annum equal to the LIBO Rate for such Interest Period plus the Eurodollar Margin for such day. Each Alternate Base Rate Loan shall bear interest on the unpaid Principal Amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate. Each Swingline Loan shall bear interest on the unpaid Principal Amount of such Loan at a rate per annum equal to the rate determined for such Swingline Loan as provided in Schedule IV. Any overdue principal of any Loan shall, without limiting the rights of any Lender under ARTICLE VII, bear interest at a rate per annum which is two percent (2%) above the rate which would otherwise be applicable to such Loan pursuant to whichever of the three preceding sentences shall apply until paid in full (as well after as before judgment). Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest payable on overdue principal shall be payable on demand.
          (b) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Applicable Borrower may elect to continue such Borrowing to a different Type or to continue such Borrowing for an additional Interest Period (and elect Interest Periods therefor), all as provided in this Section. The Applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall then and thereafter be considered a separate Borrowing. This Section, as it refers to Types of Loans, shall not apply to Swingline Loans, which may not be converted or continued.
          (c) To make an election pursuant to this Section, the Applicable Borrower shall notify the Administrative Agent of such election (the “Interest Election Request”) by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Applicable Borrower.
          (d) Each telephonic and written Interest Election Request shall identify the Applicable Borrower and specify the following information in compliance with Section 2.03:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Borrowing is to be an Alternate Base Rate Borrowing or a Eurodollar Borrowing; and
               (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
          (e) If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (f) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s obligation with respect to each resulting Borrowing.
          (g) If the Applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as an Alternate Base Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Applicable Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be continued as a Eurodollar Loan, and (ii) unless repaid, each Eurodollar Loan shall be continued as an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.
     Section 2.11 Computation of Interest and Fees.
          (a) Interest on Alternate Base Rate Loans, Swingline Loans and fees shall be calculated on the basis of a 365- (or 366- as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall notify the Applicable Borrower and the Lenders of each determination of a LIBO Rate and of the interest rate applicable to each Swingline Loan. Any change in the interest rate resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the applicable rate shall become effective. The Administrative Agent shall notify the Applicable Borrower and the Lenders of the effective date and the amount of each such change in the Alternative Base Rate.
          (b) The Administrative Agent shall, at the request of the Applicable Borrower, deliver to such Applicable Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

     Section 2.12 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.23. The Administrative Agent will make such Loans available to the Requesting Borrower by promptly crediting the amounts so received, in like funds, to an account of such Requesting Borrower designated by such Requesting Borrower in the applicable Borrowing Request; provided that Alternate Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.12(a) and may, in reliance upon such assumption, make available to the Requesting Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each such Lender and the Requesting Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Requesting Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the cost incurred by the Administrative Agent for making such Lender’s share of such Borrowing and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of a Requesting Borrower, the interest rate applicable to Alternate Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.13 Pro Rata Treatment and Payments.
          (a) Each Borrowing by an Applicable Borrower from the Lenders, each payment (including each prepayment) by an Applicable Borrower on account of the principal of and interest on the Loans and on account of any fees hereunder, any reimbursement of LC Disbursements, and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the Commitments, except that (i) payments or prepayments, and offsets against or reductions from the amount of payments and prepayments, in each case, specifically for the account of a particular Lender under the terms of Section 2.04, Section 2.09(b), Section 2.14, Section 2.15, Section 2.16, Section 2.20(b), Section 2.22, Section 2.23, Section 9.03 or Section 9.13 shall be made for the account of such Lender (or the Swingline Lender in the case of Section 2.23), and (ii) if any Lender shall become a Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Loans shall be applied, first for the account of the Lenders other than the Defaulting Lender, pro rata according to the Commitments of such Lenders, until the principal of and interest on the Loans of such Lenders shall have been paid in full and, second for the account of such Defaulting Lender, provided that the application of such payments in accordance with this clause (ii) shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of Section 2.10(a), if, had such payments been applied without regard to this clause (ii), no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue. All payments (including prepayments) to be made by a Borrower on account of principal, interest, reimbursement of LC Disbursements and fees shall be made in immediately available funds without setoff or counterclaim and shall be made to the Administrative Agent on behalf of the Lenders (or on behalf of the Issuing Bank or the Swingline Lender, as the case may be) at the Administrative Agent’s office as notified to the Borrowers from time to time at least five (5) Business Days before any change in such office. On the date of this Agreement, the office of the Administrative Agent is located at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Floor 10, Houston, TX 77002-6925, Attention of Kim Brown, Phone No.: (713) 750-2880, Facsimile No.: (713) 427-6307. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Reimbursement of all LC Disbursements shall be made as required by Section 2.05(e).
          (b) If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.
          (c) Except as provided in Section 2.04(d), Section 2.09(b), Section 2.14, Section 2.15, Section 2.16, Section 2.22, Section 9.03, Section 9.13, and this Section 2.13, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender (other than, in the case of Swingline Loans, the Swingline Lender), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements with respect to the Loans and LC Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Applicable Borrower will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any Issuing Bank, as the case may be, the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders or an Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the cost incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.09(b), Section 2.12(b) or Section 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.14 Increased Cost of Loans.
          (a) If any change in any applicable law, treaty or governmental regulation after the date of this Agreement, or in the interpretation or application thereof after the date of this Agreement, or compliance by any Lender or any Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made or issued after the date of this Agreement, which:
               (i) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or such Issuing Bank; or
               (ii) does or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement, any Note or the Eurodollar Loans, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce any amount received or receivable by such Lender or such Issuing Bank hereunder or under any Note (whether of principal, interest, or otherwise), then, in any such case, the Applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, upon written demand being made to the Applicable Borrower by such Lender or such Issuing Bank, as the case may be, such additional amount or amounts which will compensate such Lender or such Issuing Bank, as the case may be, for such amounts as such Lender or such Issuing Bank reasonably deems to be material with respect to this Agreement, the Notes, the Letters of Credit, or the Loans hereunder, provided, however, that if all or any such additional cost would not have been payable, or such reduction would not have occurred, but for such Lender’s or such Issuing Bank’s decision to designate a new Eurodollar Lending Office or Domestic Lending Office or refusal to change to another Eurodollar Lending Office or Domestic Lending Office as provided below, the Applicable Borrower shall have no obligation under this Section 2.14 to compensate such Lender or such Issuing Bank for such amount. Such demand shall be accompanied by a certificate of a duly authorized officer of such Lender or such Issuing Bank setting forth the amount of such payment and the basis therefor. Each Lender or an Issuing Bank shall also give written notice to the Applicable Borrower and the Administrative Agent of any event occurring after the date of this Agreement which would entitle such Lender or such Issuing Bank to compensation pursuant to this Section 2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different Eurodollar Lending Office or a Domestic Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. Notwithstanding the foregoing, in the event that any Lender or Issuing Bank shall demand payment pursuant to this Section 2.14, the Applicable Borrower may, upon at least two (2) Business Days’ notice to the Administrative Agent and such Lender, continue in whole (but not in part) the Eurodollar Loans of such Lender into Alternate Base Rate Loans without regard to the requirements of Section 2.10.
          (b) If any Lender or any Issuing Bank shall have reasonably determined that the adoption after the date of this Agreement of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof after the date of this Agreement or compliance by any Lender or any Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority made or issued after the date of this Agreement, does or shall have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital, or in the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender or such Issuing Bank, or such Lender’s or such Issuing Bank’s holding company, could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender or such Issuing Bank to the Applicable Borrower (with a copy to the Administrative Agent) of a written request therefor, the Applicable Borrower shall pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such reduction from and after such date the Borrower receives the request; provided, however, that the foregoing shall not apply to any capital adequacy requirement imposed solely by reason of any business combination effected after the date hereof.

          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Applicable Borrower and shall be prima facie evidence of the amount of such payment. The Applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Applicable Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Applicable Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.15 Illegality. Notwithstanding anything herein contained, if any Lender shall make a good faith determination that a change in any applicable law or regulation after the date of this Agreement or in the interpretation thereof after the date of this Agreement by any authority charged with the administration thereof shall make it unlawful for such Lender to give effect to its obligations to make, continue or maintain its Eurodollar Loans under this Agreement, the obligation of such Lender to make, continue or maintain Eurodollar Loans hereunder shall be suspended for the duration of such illegality. Such Lender, by written notice to the Administrative Agent, and to the Borrowers, shall declare that such Lender’s obligation to make Eurodollar Loans and to, continue and maintain Eurodollar Loans shall be suspended, and the Applicable Borrower, on the last day of the then current Interest Period applicable to such Eurodollar Loans or portion thereof or, if such Lender so requests, on such earlier date as may be required by relevant law, shall continue such Eurodollar Loans or portion thereof as Alternate Base Rate Loans without regard to the requirements of Section 2.10. If and when such illegality ceases to exist, such suspension shall cease and such Lender shall notify the Applicable Borrower and the Administrative Agent thereof and any Loans previously continued from Eurodollar Loans to Alternate Base Rate Loans pursuant to this Section 2.15 shall be continued as Loans of Types corresponding to the Loans maintained by the other Lenders on the last day of the Interest Period of the corresponding Eurodollar Loans of such other Lenders.
     Section 2.16 Taxes.
          (a) Any and all payments by or on account of any obligation of a Borrower under each Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if such Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section), the Administrative Agent, any Lender or any Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) such Borrower shall make such deductions or withholding, and (iii) such Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Each Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower under each Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) For any period during which a Foreign Lender has failed to provide the Borrower with the appropriate documentation as required by Section 2.16(e), the Borrower shall not be obligated to pay, and such Foreign Lender shall not be entitled to secure additional amounts under this Section 2.16 with respect to Indemnified Taxes imposed by a Governmental Authority to the extent that such additional amounts would not have arisen but for such failure of such Foreign Lender.
          (g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to forthwith repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.16 shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
     Section 2.17 Substitute Loan Basis. In the event that prior to the commencement of any Interest Period for any Eurodollar Borrowing the Majority Lenders shall reasonably determine (which determination shall be final and conclusive and binding upon the Borrowers) that (a) by reason of changes affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the LIBO Rate for such requested Interest Period, or (b) the LIBO Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period then, and in any such event, the Administrative Agent shall forthwith give notice to the Applicable Borrower and, (i) unless, on the date upon which such Eurodollar Loans were to be made, such Borrower notifies the Administrative Agent that it elects not to borrow on such date, any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (ii) any Loans that were to have been, on the first day of such Interest Period, continued as Eurodollar Loans, shall be continued as Alternate Base Rate Loans on the date upon which such Loans were to have been continued, and (iii) any outstanding Eurodollar Loans shall be continued, on the last day of the Interest Period applicable thereto, as Alternate Base Rate Loans on the date upon which such Loans are to be continued. The Administrative Agent shall give written notice to the Applicable Borrower of any event occurring after the giving of such notice which permits an adequate and fair means of ascertaining the LIBO Rate and until such notice by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to continue as Eurodollar Loans.
     Section 2.18 Certain Prepayments or Continuations. If the Eurodollar Loans of any Lender are prepaid or continued as Alternate Base Rate Loans pursuant to Section 2.14 or Section 2.15 (such Eurodollar Loans being herein called “Affected Loans”), unless and until such Lender gives written notice that the circumstances which gave rise to such prepayment or continuation no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) such Lender shall not make further Affected Loans and all Loans which would otherwise be made by such Lender as, or continued by such Lender into, Affected Loans shall be made instead as, or continued as Alternate Base Rate Loans (on which interest and principal shall be payable simultaneously with the related Loans of the other Lenders).
     Section 2.19 Certain Notices. Notices by a Borrower under each of Section 2.03, Section 2.05, Section 2.06, Section 2.07, Section 2.14, Section 2.17, and Section 2.10 and under the definition of “Interest Period” in Section 1.01 (a) shall (unless otherwise specifically provided) be given in writing, by telecopy or by telephone (confirmed promptly in writing), and (b) shall be effective only if received by the Administrative Agent and, in the case of Section 2.14, the Lender involved, not later than 11:30 a.m. (New York City time) on the day specified in the respective Section or definition as the latest day such notice may be given. Notices by the Applicable Borrower under each of Section 2.03, Section 2.05, Section 2.06, Section 2.07, Section 2.14, Section 2.17, and Section 2.10 shall be irrevocable.
     Section 2.20 Extension of Maturity Date.
          (a) Not earlier than 90 days prior to, nor later than 30 days prior to, each anniversary of the Effective Date, Anadarko may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Facility Maturity Date then in effect. Within 15 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify Anadarko and the Lenders of the Lenders’ responses.
          (b) The Facility Maturity Date (and the Maturity Date of a particular Lender) shall be extended only if Lenders holding greater than 51% of the total Commitments then outstanding (calculated excluding any Defaulting Lender and prior to giving effect to any replacements of Lenders permitted herein) (the “Consenting Lenders”) have consented thereto and only with respect to the Consenting Lenders. If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the year following the then effective Facility Maturity Date, effective as of the date (the “Extension Effective Date”) as soon as practicable after the consent of the Consenting Lenders is obtained on which the Borrowers deliver the certificate contemplated below. The Administrative Agent and the Borrowers shall promptly confirm to the Lenders such extension and the Extension Effective Date. As a condition precedent to such extension, the Borrowers shall deliver to the Administrative Agent a certificate of the Borrowers dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a responsible officer of each Borrower (i) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such extension and (ii) certifying that, (A) before and after giving effect to such extension, the representations and warranties contained in Article III made by it are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, (B) before and after giving effect to such extension no Default or Event of Default exists or will exist, and (C) no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect has occurred. After the Facility Maturity Date has been extended as to any Consenting Lenders effective as of an Extension Effective Date, on the Maturity Date of the non-Consenting Lenders next following such Extension Effective Date, the Borrowers shall prepay any Loans outstanding on such Maturity Date (and pay any additional amounts required pursuant to Section 2.22) to the extent necessary to keep outstanding Loans ratable with any revised and new Applicable Percentages of all the Lenders effective as of such Maturity Date of the non-Consenting Lenders next following such Extension Effective Date.
          (c) If any Lender does not consent to the extension of the Facility Maturity Date as provided in this Section 2.20, the Borrowers shall have the right to replace such Lender in accordance with Section 9.13(a) or to increase the Commitment of any other Lender in accordance with Section 2.09.

     Section 2.21 Minimum Amounts of Eurodollar Borrowings. All Borrowings and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate Principal Amount of the Loans comprising each Eurodollar Borrowing shall be equal to $10,000,000 or a whole multiple of $5,000,000 in excess thereof.
     Section 2.22 Break Funding Payments. In the event of (a) the payment of any Principal Amount of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Applicable Borrower, then, in any such event, such Borrower shall compensate each Lender or each Issuing Bank for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the Principal Amount of such Loan had such event not occurred, at the LIBO Rate (in the case of a Eurodollar Loan) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such Principal Amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Applicable Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything to the contrary contained herein, no Lender shall be entitled to receive any amount or amounts pursuant to this Section if such amount or amounts are attributable solely to the merger or other consolidation of such Lender with another Lender.
     Section 2.23 Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the period from the Effective Date to, but not including, the Revolving Commitment Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or (ii) the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein and, in the case of the Additional Borrower, the limit established by the proviso to the definition of “Commitment,” the Borrowers may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 3:00

p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the applicable Borrower, the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Applicable Borrower. The Swingline Lender shall make each Swingline Loan available to the Applicable Borrower by means of a credit to the general deposit account of the Applicable Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to either Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.01 Representations of the Borrowers. Each Borrower represents and warrants to the Administrative Agent, the Lenders and each Issuing Bank that:

          (a) (i) Anadarko has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, (ii) Additional Borrower has been duly formed and is validly existing and in good standing under the laws of the State of Delaware, and (iii) each Borrower is qualified to do business as a foreign corporation and is in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would constitute a Material Adverse Change.
          (b) This Agreement, the Transactions and all other Loan Documents to which the Borrower is a party have been duly authorized, executed and delivered by the Borrower, and each of this Agreement, its Notes and the other Loan Documents to which it is a party constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its respective terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principals of general applicability. The Borrower’s Notes have been duly authorized by the Borrower and, when executed, issued and delivered pursuant hereto for value received, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their terms, except as (i) may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower which purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or any of their respective Notes.
          (c) The execution, delivery and performance of this Agreement by the Borrower and the execution, issuance, delivery and performance by the Borrower of its Notes will not violate or conflict with (i) the restated certificate of incorporation or bylaws of the Borrower, or (ii) any indenture (including the Public Indenture), loan agreement or other similar agreement or instrument binding on the Borrower.
          (d) To the knowledge of the Borrower, on the Effective Date there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower before any Governmental Authority as to which, in the opinion of the Borrower, there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Change.
          (e) The consolidated balance sheets of Anadarko and its consolidated Subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, audited by KPMG LLP, present fairly, in all material respects, the consolidated financial position of Anadarko and its consolidated Subsidiaries as of December 31, 2006 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with GAAP applied on a consistent basis.
          (f) From December 31, 2007 through the Effective Date, there has been no Material Adverse Change.

          (g) Neither the Borrower nor any Subsidiary is (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or (ii) “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
          (h) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to be a Material Adverse Change.
          (i) Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agents or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          (j) On the date hereof, Anadarko’s Significant Subsidiaries are listed on Schedule II hereto.
          (k) Each Borrower has filed all United States Federal income tax returns and all other material tax returns and reports required to be filed (or obtained extensions with respect thereto) and has paid all taxes required to have been paid by it, except (i) taxes the validity of which is being contested in good faith by appropriate proceedings, and with respect to which such Borrower, to the extent required by GAAP, has set aside on its books adequate reserves or (ii) to the extent the failure to do so (individually or collectively) would not reasonably be expected to result in a Material Adverse Change.
          (l) No Event of Default has occurred and is continuing.
ARTICLE IV
AFFIRMATIVE COVENANTS
     Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated, all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
     Section 4.01 Financial Statements and Other Information. Anadarko will furnish to the Administrative Agent and each Lender:

          (a) Within the period required by applicable law (and concurrently with the filing thereof with the Commission), copies of the annual reports, information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which Anadarko may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or, if Anadarko is not required to file information, documents or reports pursuant to either of said Sections, then such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however, that Anadarko shall be deemed to have furnished the information required by this Section 4.01(a) if it shall have timely made the same available on “EDGAR” and/or through its home page on the worldwide web (at the date of this Agreement located at http://www.anadarko.com) and complied with Section 4.01(e) in respect thereof; provided further, however, that if any Lender is unable to access EDGAR or Anadarko’s home page on the worldwide web, Anadarko agrees to provide such Lender with paper copies of the information required to be furnished pursuant to this Section 4.01(a) promptly following notice from the Administrative Agent that such Lender has requested same.
          (b) Within sixty (60) days after the close of each of the first three quarters of each fiscal year of Anadarko, a statement by a responsible officer of Anadarko calculating compliance or non-compliance, as the case may be, with Section 5.01 as of the close of such period and stating whether to the knowledge of either Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
          (c) Within one hundred twenty (120) days after the close of each fiscal year of Anadarko, a statement by a responsible officer of Anadarko calculating compliance or non-compliance, as the case may be, with Section 5.01 as of the close of such period and stating whether to the knowledge of either Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
          (d) Such other information respecting the financial condition or operations of Anadarko and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
          (e) Information required to be delivered pursuant to Section 4.01(a) above shall be deemed to have been delivered on the date on which Anadarko provides notice to the Administrative Agent that such information has been posted on “EDGAR” or Anadarko’s website or another website identified in such notice and accessible by the Administrative Agent without charge (and Anadarko hereby agrees to provide such notice).
     Section 4.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Event of Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting either Borrower that if adversely determined, could reasonably be expected to result in a Material Adverse Change; and
          (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.
Each notice delivered under this Section 4.02 shall be accompanied by a statement of a Financial Officer or other executive officer of Anadarko setting forth the details of the event or development requiring such notice and any action taken with respect thereto.
     Section 4.03 Compliance with Laws. Each Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     Section 4.04 Use of Proceeds.
          (a) The proceeds of the Revolving Loans will be used by the Borrowers only (i) to pay in full all “Revolving Loans” (as defined in the Existing Credit Agreement) owing under the Existing Credit Agreement, (ii) to pay Anadarko’s outstanding term loans, (iii) to repay Swingline Loans, (iv) to fund payments from Anadarko as provided in Section 2.08(c), (v) for general corporate purposes, and (vi) for commercial paper backup of Anadarko and its Subsidiaries.
          (b) No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System.
     Section 4.05 Compliance with Indenture. Anadarko will comply with the provisions of Sections 1004 and 1005 of the Public Indenture, which provisions, together with related definitions, are hereby incorporated herein by reference for the benefit of the Lenders and shall continue in effect for purposes of this Section 4.05 regardless of termination, or any amendment or waiver of, or any consent to any deviation from or other modification of, the Public Indenture; provided, however, that, for purposes of this Section 4.05, (a) references in the Public Indenture to “the Securities” shall be deemed to refer to the obligation of Anadarko to pay the principal of and interest on its Loans, (b) references in the Public Indenture to “the Trustee” shall be deemed to refer to the Administrative Agent, (c) references in the Public Indenture to “this Indenture” shall be deemed to refer to this Agreement, and (d) references in the Public Indenture to “supplemental indentures” shall be deemed to refer to amendments or supplements to this Agreement.
     Section 4.06 Insurance. Anadarko will at all times maintain, with financially sound and reputable insurers, insurance of the kinds, covering the risks and in the relative proportionate amounts (including as to self-insurance) customarily carried by companies engaged in the same or similar business and similarly situated; provided that Anadarko shall not be required to maintain insurance against risks or in amounts no longer economically available on a de novo or renewal basis, as applicable, to other companies engaged in the same or similar business and similarly situated.
ARTICLE V
NEGATIVE COVENANTS
     Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated, all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
     Section 5.01 Indebtedness to Capitalization Ratio. At the end of each calendar quarter of Anadarko, Anadarko’s Consolidated Indebtedness divided by Anadarko’s Total Capital shall not exceed 65%. For purposes of this provision, “Total Capital” is equal to the sum (without duplication) of Consolidated Stockholders’ Equity of Anadarko, exclusive of the effect of any noncash writedowns made subsequent to the date hereof, plus Consolidated Indebtedness of Anadarko.
     Section 5.02 Limitation on Certain Secured Indebtedness. Anadarko will not incur, issue, assume or guarantee any Indebtedness secured by a mortgage on oil, gas, coal or other minerals in place, or on related leasehold or other property interest, which is incurred to finance development or production costs if the aggregate amount of all such Indebtedness exceeds 10% of Total Assets. For purposes of this provision, “Total Assets” means the aggregate amount of assets of Anadarko and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the date such Indebtedness is to be incurred, issued, assumed or guaranteed. No Indebtedness of the Additional Borrower to Anadarko shall be secured by any assets of the Additional Borrower.
     Section 5.03 Limitations on Sales and Leasebacks. Anadarko will not itself, and will not permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including Anadarko or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by Anadarko or a Subsidiary for a period, including renewals, in excess of three years, of any Principal Property (as defined in the Public Indenture) which has been or is to be sold or transferred more than one hundred eighty (180) days after the completion of construction and commencement of full operation thereof, by Anadarko or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “sale and leaseback transaction”) unless either:
          (a) Anadarko or such Subsidiary could create Indebtedness secured by a security interest or lien on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to the lease resulting from such sale and leaseback transaction without equally and ratably securing the “Securities” issued pursuant to and as defined in the Public Indenture in accordance with Section 1005 of the Public Indenture; or
          (b) Anadarko within one hundred eighty (180) days after the sale or transfer shall have been made by Anadarko or by a Subsidiary, applies an amount equal to the greater of

(i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or (ii) the net amount (after deducting applicable reserves) at which such Principal Property is carried on the books of Anadarko or such Subsidiary at the time of entering into such arrangement, to the retirement of Indebtedness of Anadarko.
For purposes of this Section 5.03, neither Anadarko Tower nor the Timberloch Building, each in The Woodlands, Texas, shall be a Principal Property.
     Section 5.04 Fundamental Changes. A Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless:
          (a) (i) in the case of a merger or amalgamation, such Borrower or Anadarko is the surviving entity; or
               (ii) the Person formed by such consolidation or into which such Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of such Borrower substantially as an entirety shall be a corporation, partnership or trust, shall be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, shall (only if such Borrower is Anadarko) have unsecured non-credit enhanced publicly held indebtedness rated “investment grade” by S&P or Moody’s, and shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the obligations of such Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Revolving Loans and the performance of every covenant of this Agreement on the part of such Borrower to be performed or observed; and
          (b) immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing.
ARTICLE VI
CONDITIONS OF LENDING
     Section 6.01 Conditions Precedent to the Initial Extension of Credit. The obligations of the Lenders and the Issuing Bank to make the initial Extension of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02)(as used in this Section 6.01, “Extension of Credit” means the making of any Loan, or the issuance of any Letter of Credit, including the deemed issuance of the Existing Letters of Credit on the Effective Date pursuant to Section 2.05(k)):
          (a) Appropriate Notes are issued payable to the order of such Lender, if requested.
          (b) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (c) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (d) The Lenders shall have received (i) satisfactory audited consolidated financial statements of Anadarko for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) satisfactory unaudited interim consolidated financial statements of Anadarko for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.
          (e) The Administrative Agent (or its counsel) shall have received certified copies of the resolutions of the Board of Directors or the Executive Committee of the Directors of Anadarko authorizing the execution, delivery and performance of this Agreement and the execution, issuance, delivery and performance of its Notes.
          (f) The Administrative Agent (or its counsel) shall have received certified copies of the resolutions of the Additional Borrower GP, as general partner of the Additional Borrower, authorizing the execution, delivery and performance of this Agreement and the execution, issuance, delivery and performance of its Notes.
          (g) The Administrative Agent (or its counsel) shall have received certificates of responsible officers of Anadarko and of the Additional Borrower GP to the effect that:
               (i) the representations and warranties contained in ARTICLE III are true and accurate on and as of the date of the making of each such Loan as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and
               (ii) no event has occurred and is continuing or would result from the proposed Borrowing, which constitutes an Event of Default or a Default.
          (h) The Administrative Agent (or its counsel) shall have received an opinion of Akin Gump Strauss Hauer & Feld LP, special counsel to the Borrowers, to the effect that (i) this Agreement constitutes and (when value shall have been given therefor) each Note of a Borrower will constitute a legal, valid and binding agreement of such Borrower, in each case enforceable in accordance with their respective terms, subject to and limited by usual and customary qualifications, including the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the rights of creditors generally and (B) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, (1) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (2) concepts of materiality, reasonableness, good faith and fair dealing; and (ii) no authorization, consent or approval of any governmental body or agency of the State of New York or the United States of America which has not been obtained is required in connection with the execution, delivery and performance by the Borrowers of this Agreement and their respective Notes.

In rendering such opinion, Akin Gump Strauss Hauer & Feld LP may assume matters covered by other opinions delivered hereunder and may state that they have relied as to certain matters on information obtained from public officials, and officers of the Borrower.
          (i) The Administrative Agent (or its counsel) shall have received a favorable opinion of an associate general counsel or the general counsel of Anadarko, to the effect that:
               (i) each of the Borrowers is validly existing and in good standing under the laws of the State of Delaware;
               (ii) this Agreement and each Note with respect to which it is the issuer have been duly authorized, executed and delivered by each Borrower;
               (iii) Anadarko is qualified to do business as a foreign corporation and is in good standing in the States of Kansas, Louisiana, Oklahoma and Texas and the Additional Borrower is qualified to do business as a foreign limited partnership and is in good standing in the States of Arizona, Colorado, Kansas, New Mexico, Oklahoma, Texas, Utah, and Wyoming;
               (iv) the execution, delivery and performance by each Borrower of this Agreement and its Notes will not violate the restated certificate of incorporation, bylaws, limited partnership agreement or other fundamental entity formation document of either Borrower, each as in effect on the date of such opinion;
               (v) the execution, delivery and performance of this Agreement and the execution, issuance, delivery and performance by each Borrower of its Notes will not (A) violate any applicable provision of any applicable law or applicable order or (B) violate any provision of any indenture, loan agreement or other similar agreement or instrument known to such counsel (having made due inquiry with respect thereto) binding on each Borrower or affecting its property; and
               (vi) to the knowledge of such counsel (having made due inquiry with respect thereto), there is no proceeding pending or threatened before any court or administrative agency which, in the opinion of such counsel, will result in a final determination which would result in a Material Adverse Change.
In rendering such opinion, the associate general counsel or the general counsel of Anadarko shall opine only as to matters governed by the federal laws of the United States of America, the laws of the State of Texas and the General Corporation Law of the State of Delaware. Such counsel may also state that he/she has relied on certificates of public officials, certificates of officers of the Borrowers and other sources believed by him/her to be responsible.
          (j) There shall not have occurred a Material Adverse Change.
          (k) The Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they or their counsel may reasonably request.
          (l) The Administrative Agent (or its counsel) shall have received a copy of a written irrevocable notice from each Borrower terminating each of the Existing Credit Facilities to which they are a party to the extent not terminated by the terms thereof and directing the Administrative Agent to prepay by wire transfer, in immediately available funds, in full any loans and other amounts then outstanding thereunder, together with accrued interest thereon and any unpaid fees then accrued. By their execution hereof, Lenders party to the Existing Credit Facilities waive advance notice of such termination and prepayment.
          (m) The Administrative Agent (or its counsel) shall have received a certificate of a responsible officer of each Borrower relating to the USA Patriot Act.
     Section 6.02 Conditions Precedent to Loans. The obligation of each Lender to make any Loan, and any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the further conditions precedent that, on the relevant Borrowing Date, Section 6.01(g)(i) and Section 6.01(g)(ii) shall be true with respect to such Loan, issuance, amendment, renewal or extension and such Borrowing, issuance, amendment, renewal or extension, as applicable, shall be deemed to constitute a certification by each Borrower that such statements are true.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.01 Events of Default. If one or more of the following events of default (“Events of Default”) shall occur and be continuing:
          (a) either Borrower shall default in any payment of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, or either Borrower shall default in any payment of interest on any Loan, or in the payment of any fees or other amounts, when and as the same shall become due and payable, and such default shall continue for a period of three (3) Business Days;
          (b) any representation or warranty, or certification made by a Borrower herein or any statement or representation or certification made or deemed to be made pursuant to ARTICLE III or ARTICLE VI shall prove to have been incorrect in any material respect when made;
          (c) either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4.02(a) or Section 4.04 applicable to it or ARTICLE V required to be observed or performed by such Borrower;
          (d) either Borrower shall default in the performance of any other term, condition, covenant or agreement contained in this Agreement (except as set forth in Section 7.01(a) or Section 7.01(c)) required to be performed by it and such default shall continue unremedied for a period of thirty (30) days after written notice thereof, specifying such default and requiring it to be remedied, shall have been received by the Borrowers from any Lender;
          (e) Anadarko shall default in the performance of any term, condition, covenant or agreement contained in the Public Indenture and such default shall have resulted in any of the Securities (as defined in the Public Indenture) being declared due and payable prior to the date on which such Securities would otherwise have become due and payable;

          (f) either Borrower or any Significant Subsidiary shall (i) default in the payment of principal of any Indebtedness in an aggregate principal amount in excess of $100,000,000 (other than the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity;
          (g) Anadarko shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law;
          (h) a proceeding or case shall be commenced, without the application or consent of Anadarko, in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as Anadarko shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against Anadarko;
          (i) there is entered against Anadarko or any Significant Subsidiary one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer), and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Significant Subsidiary to enforce any such judgment;
          (j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability which would have a material adverse effect on the business, assets, operations, prospects or conditions, financial or otherwise, of the Borrowers and the Subsidiaries taken as a whole; or
          (k) any Change of Control shall occur,
then and in each and every case the Majority Lenders, by notice in writing to the Borrowers, may terminate the Commitments of the Lenders hereunder and/or declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Section 7.01(g) or (h) above, the Commitments of the Lenders hereunder shall automatically terminate and the Loans and any other amounts payable hereunder shall forthwith be due and payable.
ARTICLE VIII
THE AGENTS
     Section 8.01 Powers. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder. The Administrative Agent shall have and may exercise such powers hereunder and under any agreement executed and delivered pursuant to the terms hereof as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement have a fiduciary relationship with any Lender.
     Section 8.02 Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them hereunder or under any agreement executed and delivered pursuant to the terms hereof or in connection herewith or therewith except for their own gross negligence or willful misconduct.
     Section 8.03 No Responsibility for Recitals, Etc. The Administrative Agent shall not be responsible to the Lenders for any recitals, statements, warranties or representations herein or under any agreement executed and delivered pursuant to the terms hereof, for the value, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any agreement executed and delivered pursuant hereto or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement on the part of any Borrower or of any of the terms of any such other agreement by any party thereto.
     Section 8.04 Right to Indemnity. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any agreement executed and delivered pursuant to the terms hereof unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by the Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. The Lenders agree to indemnify the Administrative Agent, to the extent not reimbursed by the Borrowers, under this Agreement, ratably in accordance with the aggregate Principal Amount of the Loans made by them (or, if no Loans are outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent as agent in any way relating to or arising out of this Agreement, the Notes or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including the costs and expenses which either Borrower is obligated to pay under this Agreement but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided no such liability, obligation, damage, penalty, action, judgment, suit, cost, expense or disbursement results from the Administrative Agent’s gross negligence or willful misconduct; provided, however, that, in the event the Administrative Agent receives indemnification from the Lenders hereunder with respect to costs and expenses which either Borrower is obligated to pay under this Agreement, the Administrative Agent shall remit to the Lenders the amount of such costs and expenses to the extent subsequently paid by the Borrowers, such remittance to be in accordance with the proportionate amount of the indemnification made by each respective Lender.
     Section 8.05 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting or refraining from acting hereunder or under any agreement executed and delivered pursuant to the terms hereof in accordance with written instructions to it signed by the Majority Lenders, and (subject to Section 8.01) such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
     Section 8.06 Employment of Agents. The Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agent or attorney-in-fact selected by it with reasonable care.
     Section 8.07 Reliance on Documents. The Administrative Agent shall be entitled to rely upon (a) any paper or document believed by it to be genuine and to have been signed or sent by the proper person or persons, and (b) the opinion of its counsel with respect to legal matters. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Administrative Agent signed by such payee shall have been filed with the Administrative Agent.
     Section 8.08 Rights as a Lender. With respect to its Commitment and the Loans made by it, the Administrative Agent shall have the same rights and powers hereunder and under any agreement executed and delivered pursuant to the terms hereof as any Lender, and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its capacity as a Lender hereunder and thereunder. The Administrative Agent and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with any Borrower, the Subsidiaries and their respective Affiliates as if it were not the Administrative Agent.
     Section 8.09 Non-Reliance on Agents or other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or on any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the Notes. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Borrower of this Agreement or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the

Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of either Borrower or which may at any time come into possession of any Agent or any of their respective Affiliates.
     Section 8.10 Events of Default. If the Administrative Agent receives actual knowledge of an Event of Default hereunder, such Agent shall promptly inform the Lenders thereof. The Administrative Agent shall not be deemed to have actual knowledge of an Event of Default hereunder until it shall have received a written notice from either Borrower or any Lender referring to this Agreement, describing such Event of Default and stating that such notice is a “Notice of Default.”
     Section 8.11 Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank,. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this ARTICLE VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent hereunder.
     Section 8.12 Other Agents. Nothing contained in this Agreement shall be construed to impose any obligation or duty whatsoever on any Persons named on the cover of this Agreement or elsewhere in this Agreement as Syndication Agents, or Document Agents, other than those applicable to all Lenders as such.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to either Borrower, to it at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attention of the Assistant Treasurer, Telecopy No. (832) 636-8214; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380;

          (b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Floor 10, Houston, Texas 77002-6925, Attention of Kim Brown, Facsimile No.: (713) 427-6307;
          (c) if to (i) JPMorgan Chase Bank, N.A., as the Issuing Bank, to it at JPMorgan Chase Bank, N.A., c/o JPMorgan Treasury Services, 10420 Highland Manor Drive, 4th Floor, Tampa, Florida 33610-9128, Attention of Standby Letter of Credit Dept., (ii) BNP Paribas as the Issuing Bank, to it at 525 Washington Blvd., 8th Floor, Jersey City, New Jersey 07310, Attention: Johnnie Etheridge/Robert Bruce and (iii) Bank of America, N.A. as the Issuing Bank, to it at Trade Operations – Los Angeles #22621, 1000 West Temple Street, 7th Floor, CA 9-705-07-05, Los Angeles, California 90012-1514, Attn: Sandra Leon, Vice President;
          (d) if to the Swingline Lender, to it at the address set forth in paragraph (b) above; or
          (e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 9.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Bank, and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Event of Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Majority Lenders or by the Borrowers and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce any Principal Amount or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of any Principal Amount or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) extend the expiry date of any Letter of Credit beyond the then scheduled Revolving Commitment Termination Date without the written consent of each Lender, (v) change Section 2.13(a) or Section 2.13(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) change Section 6.01, without the consent of each Lender, (vii) release Anadarko, in its capacity as Guarantor, from the Guaranty or limit its liability in respect of the Guaranty without the written consent of each Lender, or (viii) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender.
     Section 9.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication (prior to the date hereof) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding anything to the contrary, the Borrowers shall not have any obligation to pay the fees or expenses of any Lender or the Administrative Agent in connection with any assignment of, or the grant of any participation in, any rights of a Lender under or in connection with this Agreement; provided that the provisions of this sentence shall not apply to any Lender substituted for a Defaulting Lender pursuant to Section 9.13 (b) and (c).
          (b) The Borrowers shall indemnify the Administrative Agent, each Issuing Bank, the Swingline Lender, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Borrower or any Subsidiary, or any environmental liability related in any way to any Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses either (i) did not result directly or indirectly from the action or inaction of any Borrower or any Subsidiary, or (ii) resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
          (d) All amounts due under this Section shall be payable promptly after written demand therefor together with a copy of the invoice(s) or other documentation setting forth in reasonable detail the amount demanded and the matter(s) to which it relates.
     Section 9.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder except as provided in Section 5.04 or with the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a Borrower or its Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
               (A) Anadarko, provided that no consent of Anadarko shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default under Section 7.01(a), (b), (g), (h) or (i) has occurred and is continuing, any other assignee; and
               (B) the Administrative Agent and each Issuing Bank, provided that no consent of the Administrative Agent or any Issuing Bank shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or an Affiliate of a Lender.
          (ii) Assignments shall be subject to the following additional conditions:
               (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of Anadarko and the Administrative Agent otherwise consent, provided that no such consent of Anadarko shall be required if an Event of Default under Section 7.01(a), (b), (g), (h) or (i) has occurred and is continuing;
               (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and, unless each of Anadarko and the Administrative Agent otherwise consent, shall result in the assigning Lender having no less than $10,000,000 in Commitments and Loans after giving effect to such assignment;
               (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
               (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.16, Section 2.22 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York City, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein, and the Borrowers, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section and upon satisfaction of the additional conditions set forth in paragraph (b)(ii) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register maintained at the New York office of the Administrative Agent. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of either Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities other than a Borrower or its Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.14, Section 2.16 and Section 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Notwithstanding anything to the contrary, unless otherwise contractually agreed, no Participant shall be entitled to the benefits of Section 9.08 as though it were a Lender,.

               (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) and Section 2.16(g) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and to a trustee for the benefit of holders of debt securities issued by such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.16, Section 2.22, Section 2.23, Section 9.03, this Section 9.05, and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other provision hereof.
     Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this

Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.08 Right of Setoff. If (a) an Event of Default shall have occurred and be continuing, and (b) the principal of the Loans has been accelerated each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of either Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York, sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes, or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any of the other agents, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY

RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.12 Confidentiality. The Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a reason to use such Information in connection with the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will agree to use the Information solely for the purpose of such administration), (b) to the extent requested by any regulatory authority or any self-regulatory body having authority to regulate or oversee any aspect of any Lender’s (or any Affiliate of such Lender) business or property, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any counterparty (or its advisor) to any swap, securitization, or derivative transaction referencing or involving any of its rights or obligations under this Agreement, (g) with the consent of the Borrowers, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, or any Lender on a non-confidential basis from a source other than a Borrower or any of its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their respective business, other than any such information that is available to the Administrative Agent, any Issuing Bank, or any Lender on a non-confidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Section 9.13 Termination and Substitution of Lender.
          (a) If (i) the obligation of any Lender to make Eurodollar Loans or continue Loans as Eurodollar Loans has been suspended pursuant to Section 2.15, (ii) any Lender has demanded compensation under Section 2.14 or Section 2.16 or (iii) if any Lender shall fail to agree to extend the Facility Maturity Date pursuant to Section 2.20 if the requisite Consenting Lenders have agreed to do so, then the Borrowers may, upon three Business Days’ notice to such Lender through the Administrative Agent, prepay in full all of the outstanding Loans of such Lender, or its assignee, together with accrued interest thereon to the date of prepayment and all other amounts payable hereunder to such Lender accrued to the date of prepayment, and concurrently therewith terminate this Agreement with respect to such Lender by giving notice of such termination to the Administrative Agent and such Lender. If any Lender shall fail to agree to extend the Facility Maturity Date pursuant to Section 2.20 if the requisite Consenting Lenders have agreed to do so, unless this Agreement has previously been terminated as to such Lender pursuant to the previous sentence, this Agreement shall, automatically and without notice, be terminated as to such Lender on the Maturity Date of such Lender.
          (b) If any Lender shall become a Defaulting Lender, the Borrowers may, in their sole discretion and without prejudice to any right or remedy that the Borrowers may have against such Defaulting Lender with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, upon notice to such Defaulting Lender, the Administrative Agent, (i) if at such time there are no Loans or LC Exposure of such Defaulting Lender outstanding, terminate this Agreement with respect to such Defaulting Lender, or (ii) if at such time such Defaulting Lender shall have Credit Exposure outstanding, either (A) terminate any Commitment of such Lender in excess (any such excess being the “Excess Commitment”) of such Credit Exposure and leave any Loans or LC Exposure of such Defaulting Lender in place for payment or satisfaction in the ordinary course in accordance with the other provisions of this Agreement (in which case the total Commitments hereunder shall be immediately reduced by the amount of such Defaulting Lender’s Excess Commitment and thereafter reduced as such Credit Exposure is paid or satisfied) or (B) subject to obtaining a substitute lender or lenders to assume the Commitment of such Defaulting Lender pursuant to subsection (c) below, terminate this Agreement with respect to such Defaulting Lender and prepay in full the outstanding Loans of such Defaulting Lender together with accrued interest to the date of prepayment, provided that the provisions of Section 2.19 shall not apply to any such prepayment.
          (c) If the Borrowers elect to terminate this Agreement with respect to any Lender under Section 9.13(b)(ii)(B), the Borrowers shall cooperate in good faith with the Administrative Agent, to seek a mutually satisfactory substitute lender or lenders (which may be one or more of the Lenders) to assume the Commitment of such relevant Lender and until a substitute lender (or lenders) has been found and documents reasonably acceptable to each of the substitute lender or lenders, the Administrative Agent and the Borrowers have been executed to provide for the assignment of the rights and obligations of the Defaulting Lender to the substitute lender or lenders in accordance with Section 9.04, the total Commitments hereunder shall be reduced by an amount equal to such terminated Lender’s Commitment. If the Borrowers elect to terminate this Agreement with respect to any Lender under the first sentence of Section 9.13(a)(i) or (ii) or (iii) or this Agreement is automatically terminated as to such Lender under the second sentence of Section 9.13(a), the total Commitments hereunder shall be reduced by an amount equal to such terminated Lender’s Commitment.
          (d) To the extent any Letter of Credit is outstanding as of the date this Agreement is terminated as to any Lender under Section 9.13(a) or (b) above, each continuing Lender shall be deemed to have acquired, and each terminated Lender shall be deemed to transferred, such portions of the existing participations in such Letter of Credit as shall cause the participations therein of all Lenders to be pro rata in accordance with the Applicable Percentages of all Lenders on such date (after giving effect to the termination of the Commitments of the terminated Lenders; provided that no Lender’s Commitment may be increased as a result thereof without such Lender’s consent given in accordance with Section 2.09).
     Section 9.14 USA Patriot Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers and their Subsidiaries, which information includes the name and address of the Borrower and such Subsidiaries and other information that will allow such Lender to identify the Borrowers and such Subsidiaries in accordance with the USA Patriot Act.
ARTICLE X
GUARANTY
     Section 10.01 The Guaranty.
          (a) The Guarantor irrevocably and unconditionally guarantees to each Lender and the Administrative Agents and their respective successors and permitted assigns, (i) the full and punctual payment of principal of and interest on each Revolving Loan and Swingline Loan made to the Additional Borrower and all amounts of LC Exposure in respect of all Letters of Credit issued for the account of the Additional Borrower when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Additional Borrower under this Agreement and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Additional Borrower under this Agreement (collectively, the “Guaranteed Obligations”).
          (b) The Guarantor further agrees that this Guaranty constitutes an absolute, irrevocable, complete and continuing guarantee of payment, performance and compliance and not merely of collection.
          (c) The obligations of the Guarantor to make any payment hereunder may be satisfied by causing the Additional Borrower to make such payment.
          (d) The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees incurred by any Administrative Agent or any Lender in enforcing any of their respective rights under this Guaranty, laws or otherwise) of each Agent or any Lender against the Additional Borrower or any other Person or against such Agent or any Lender for their payments in respect of any amounts to any Lender pursuant to the provisions of this Guaranty.

          (e) The Guarantor waives presentment to, demand of payment from and protest to the Additional Borrower of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Additional Borrower or any other Person under the provisions of this Agreement, any other Loan Document or otherwise.
          (f) To the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder are absolute and unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of all the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense (other than a defense of payment or performance), set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or any Note, Letter of Credit, other Loan Document or otherwise.
          (g) The Guarantor waives any defense based on or arising out of any defense of the Additional Borrower or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Additional Borrower, other than the final payment in full in cash of all the Guaranteed Obligations.
          (h) To the fullest extent permitted by applicable law, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization or the Additional Borrower or otherwise, all as though such payment had not been made.
     Section 10.02 Subrogation. The Guarantor shall be subrogated to any of the rights (whether contractual, under applicable laws or otherwise) of the Administrative Agent or any Lender against the Additional Borrower or any other Person or against any Lender for the payments in respect of any amounts to any Lender pursuant to the provisions of this Guaranty; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until all other Guaranteed Obligations shall have been paid in full and the Commitments terminated.
[SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWERS:	ANADARKO PETROLEUM CORPORATION,
as a Borrower

	By:	/s/ Robert G. Gwin

Robert G. Gwin
Vice-President and Treasurer

WESTERN GAS PARTNERS, LP,
as a Borrower

	By:	Western Gas Holdings, LLC, its general partner

	By:	/s/ Robert G. Gwin

Name: Robert G. Gwin
Title: President and Chief Executive Officer

GUARANTOR:	ANADARKO PETROLEUM CORPORATION,
as Guarantor

	By:	/s/ Robert G. Gwin

Name: Robert G. Gwin
Title: Vice-President and Treasurer
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

AGENT:	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

	By:	/s/ Robert Traband

Name: Robert Traband
Title: Executive Director
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

THE ROYAL BANK OF SCOTLAND, plc,
as a Syndication Agent

By:	/s/ David Slye

Name: David Slye
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

BNP PARIBAS,
as a Syndication Agent

By:	/s/ Betsy Jocher

Name: Betsy Jocher
Title: Director

By:	/s/ Juan Carlos Sandoval

Name: Juan Carlos Sandoval
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

BANK OF AMERICA, N.A.,
as a Syndication Agent

By:	/s/ Gabe Gomez

Name: Gabe Gomez
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

BMO CAPITAL MARKETS FINANCING, INC.,
as a Syndication Agent

By:	/s/ James V. Ducote

Name: James V. Ducote
Title: Director
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Syndication Agent

By:	/s/ Linda Terry

Name: Linda Terry
Title: Vice President & Manager
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Robert Traband

Name: Robert Traband
Title: Executive Director
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	THE ROYAL BANK OF SCOTLAND, plc

	By:	/s/ David Slye

Name: David Slye
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	BNP PARIBAS

	By:	/s/ Betsy Jocher

Name: Betsy Jocher
Title: Director

	By:	/s/ Juan Carlos Sandoval

Name: Juan Carlos Sandoval
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	BANK OF AMERICA, N.A.

	By:	/s/ Gabe Gomez

Name: Gabe Gomez
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	BMO CAPITAL MARKETS FINANCING, INC.

	By:	/s/ James V. Ducote

Name: James V. Ducote
Title: Direcrtor
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

	By:	/s/ Linda Terry

Name: Linda Terry
Title: Vice President & Manager
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	CREDIT SUISSE, CAYMAN ISLANDS BRANCH

	By:	/s/ Denise Alvarez

Name: Denise Alvarez
Title: Vice President

	By:	/s/ James Neira

Name: James Neira
Title: Associate
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	DEUTSCHE BANK AG

	By:	/s/ Rainer Meier

Name: Rainer Meier
Title: Vice President

	By:	/s/ Marcus Tarkington

Name: Marcus Tarkington
Title: Director
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	UBS LOAN FINANCE LLC

	By:	/s/ Irja R. Otsa

Name: Irja R. Otsa
Title: Associate Director

	By:	/s/ David B. Julie

Name: David B. Julie
Title: Associate Director
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	CITIBANK, N.A.

	By:	/s/ Amy Pincu

Name: Amy Pincu
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	THE BANK OF NOVA SCOTIA

	By:	/s/ Andrew Ostrov

Name: Andrew Ostrov
Title: Director

	By:	/s/ David Mills

Name: David Mills
Title: Director – US Energy Execution Head
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	BANCO BILBAO VIZCAYA ARGENTARIA SA

	By:	/s/ Anne-Maureen Sarfati

Name: Anne-Maureen Sarfati
Title: Global Corporate Banking

	By:	/s/ John Martini

Name: John Martini
Title: Vice President Corporate Banking
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	BARCLAYS BANK PLC

	By:	/s/ Nicholas A. Bell

Name: Nicholas A. Bell
Title: Director
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	WELLS FARGO BANK, N.A.

	By:	/s/ Christina Faith

Name: Christina Faith
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ Paul Pritchett

Name: Paul Pritchett
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	WILLIAM STREET LLC

	By:	/s/ Mark Walton

Name: Mark Walton
Title: Authorized Signatory
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	CALYON CREDIT AGRICOLE CIB

	By:	/s/ Tom Byargeon

Name: Tom Byargeon
Title: Managing Director

	By:	/s/ Sharada Manne

Name: Sharada Manne
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	MORGAN STANLEY BANK

	By:	/s/ Daniel Twenge

Name: Daniel Twenge
Title: Authorized Signatory
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	SOCIETE GENERALE

	By:	/s/ Kevin C. Joyce

Name: Kevin C. Joyce
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	THE BANK OF NEW YORK MELLON

	By:	/s/ Hussam S. Alsahlani

Name: Hussam Alsahlani
Title: Vice President
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	DnB NOR BANK ASA

	By: Name:	/s/ Thomas Tangen Thomas Tangen
	Title:	First Vice President

	By: Name:	/s/ Philip F. Kurpiewski Philip Kurpiewski
	Title:	Senior Vice Presidnet
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

LENDERS:	STANDARD CHARTERED BANK

	By: Name:	/s/ Benjamin Velazquez A2657 Benjamin Velazquez A2657
	Title:	Syndications, Americas

	By: Name:	/s/ Robert K. Reddington Robert K. Reddington
	Title:	Credit Risk Control
[Signature Page — $1,300,000,000 Revolving Credit Agreement]

ANNEX I
LIST OF COMMITMENTS

	Initial Amount of	Percentage of
Lenders	Commitment	Commitment
JPMorgan Chase Bank, N.A.	$100,000,000	7.69235%
The Royal Bank of Scotland, plc	80,000,000	6.15385%
BNP Paribas	80,000,000	6.15385%
Bank of America, N.A.	80,000,000	6.15385%
BMO Capital Markets Financing, Inc.	80,000,000	6.15385%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	80,000,000	6.15385%
Credit Suisse	60,000,000	4.61538%
Deutsche Bank AG	60,000,000	4.61538%
UBS Loan Finance LLC	60,000,000	4.61538%
Citibank, N.A.	60,000,000	4.61538%
The Bank of Nova Scotia	60,000,000	4.61538%
Banco Bilbao Vizcaya Argentaria SA	60,000,000	4.61538%
Barclays Bank PLC	60,000,000	4.61538%
Wells Fargo Bank, N.A.	60,000,000	4.61538%
Wachovia Bank, National Association	40,000,000	3.07692%
William Street LLC	40,000,000	3.07692%
Calyon Credit Agricole CIB	40,000,000	3.07692%
Morgan Stanley Bank	40,000,000	3.07692%
Societe Generale	40,000,000	3.07692%
The Bank of New York Mellon	40,000,000	3.07692%
DnB NOR Bank ASA	40,000,000	3.07692%
Standard Chartered Bank	40,000,000	3.07692%

Totals	$1,300,000,000	100.000%
Annex I
Commitments

EXHIBIT A
FORM OF NOTE
                                         , 20
     For value received, [Name of Borrower], a [corporation] [limited partnership] formed under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of                                          (the “Lender”) at the office of JPMorgan Chase Bank, N.A. specified in Section 2.13(a) of the $1,300,000,000 Revolving Credit Agreement, dated as of March 4, 2008, among the Borrowers (including Borrower), the Lender, the several other banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, the Document Agents named therein, and the Syndication Agents named therein, (as may be amended, supplemented or modified from time to time hereafter, the “Agreement;” terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America the principal amount of                     *      DOLLARS ($                    *     ) or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Lender to the undersigned pursuant to Section 2.01 of the Agreement. Such principal shall be payable on the date or dates specified in Section 2.02 of, or elsewhere in, the Agreement. The undersigned further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof at the rates specified in Section 2.10 of the Agreement. Such interest shall be payable on the dates specified in Section 2.10 of the Agreement. The date, Type, Tranche and amount of each Loan made by the Lender pursuant to Section 2.01 of the Agreement, each continuation of all or a portion thereof to another Type and the date and amount of each payment of principal with respect thereto shall be endorsed by the holder of this Note on Schedule A annexed hereto, which holder may add additional pages to such Schedule. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower hereunder or the validity of any payment hereof made by the Borrower.
     This Note is one of the Notes referred to in the Agreement and is entitled to the benefits thereof and is subject to prepayment in whole or in part as provided therein.
     Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[NAME OF BORROWER]

By:
Name:
Title:

Exhibit A
Form of Note

*	Insert amount of Lender’s Commitment (in the case of Notes executed by Anadarko Petroleum Corporation) or Lender’s pro rata portion of $100,000,000 (in the case of Notes executed by Western Gas Partners, LP)
Exhibit A
Form of Note

SCHEDULE A
LOANS AND REPAYMENTS

	Amount of	Type of	Interest	Amount of	Notation
Date	Loan	Loan	Rate	Principal Repaid	Made by

Exhibit A
Form of Note

EXHIBIT B
[FORM OF]
ASSIGNMENT AND ASSUMPTION
     Reference is made to the $1,300,000,000 Revolving Credit Agreement dated as of March 4, 2008 (as amended and in effect on the date hereof, the “Credit Agreement”), among Anadarko Petroleum Company, Western Gas Partners, LP, the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, the Document Agents named therein, and the Syndication Agents named therein. Terms defined in the Credit Agreement are used herein with the same meanings.
     The Assignor named as such below hereby sells and assigns, without recourse, to the Assignee named as such on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights, and be released from its obligations under the Credit Agreement arising thereafter.
     This Assignment and Assumption is being delivered to the Administrative Agents together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.16(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b)(ii)(C) of the Credit Agreement.
     This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
(“Assignor”)
Legal Name of Assignee:
(“Assignee”)
Exhibit B
Assignment & Assumption

Assignee’s Address for Notices:
Effective Date of Assignment
(“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/ Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)

Commitment Assigned:	$	%
Loans:
The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:

Name:

Title:

[Name of Assignee], as Assignee

By:

Name:

Title:

Exhibit B
Assignment & Assumption

The undersigned hereby consent to the within assignment:1

ANADARKO PETROLEUM CORPORATION,
as Borrower

By:

Name:

Title:

WESTERN GAS PARTNERS, LP,
as Borrower

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

as Administrative Agent	as Issuing Bank

By:

Name:

Title:

[1]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
Exhibit B
Assignment & Assumption

EXHIBIT C
FORM OF NOTICE OF COMMITMENT INCREASE
[Date]
JPMorgan Chase Bank, N.A., as Administrative Agent
707 Travis, 12th Floor Central
Houston, TX 77002
Attention:
Ladies and Gentlemen:
     The undersigned, Anadarko Petroleum Corporation, refers to the US$1,300,000,000 Revolving Credit Agreement dated as of March 4, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among a Borrower and Guarantor (“Anadarko”) and Western Gas Partners, LP, as a Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby give you notice, irrevocably, pursuant to Section 2.09(a) of the Credit Agreement that the undersigned hereby request that the aggregate amount of the Lenders’ Commitments be increased and the CI Lenders agree to provide Commitments under the Credit Agreement, and in that connection sets forth below the information relating to such proposed Commitment Increase as required by Section 2.09(a) of the Credit Agreement:
     (a) the effective date of such increase of aggregate total amount of the Lenders’ Commitments is                                          ;
     (b) the amount of the requested increase of the aggregate total Lenders’ Commitments is $                                         ;[$10,000,000 minimum];
     (c) the CI Lenders, which have agreed with the Borrower to provide their respective Commitments, are: [INSERT NAMES OF THE CI LENDERS]; and
     (d) set forth on Annex I hereto is the amount of the respective Commitments of all Reducing Percentage Lenders and all CI Lenders on the effective date of such Commitment Increase.
Exhibit C
Form of Notice of Commitment Increase

     Delivery of an executed counterpart of this Notice of Commitment Increase by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.
Very truly yours,
ANADARKO PETROLEUM CORPORATION

By:

Name:

Title:

Exhibit C
Form of Notice of Commitment Increase